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                                                                    EXHIBIT 23.2

                          Independent Auditors' Consent

The Board of Directors
Dime Bancorp, Inc.:

We consent to the use of our report dated January 19, 1998, incorporated by reference in the Registration Statement on Form S-8 of Dime Bancorp, Inc. (registering common stock to be issued under the Dime Bancorp, Inc. Stock Incentive Plan and the Dime Bancorp, Inc. 1991 Stock Incentive Plan) relating to our audit of the consolidated statements of financial condition of Dime Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997.

                                             /s/ KPMG PEAT MARWICK LLP

New York, New York
May 6, 1998